EXHIBIT 99



                                                            KOGER EQUITY, INC.
                                                     433 Plaza Real, Suite 335
                                                     Boca Raton, Florida 33432


         Contacts:

         Robert Onisko                  Investor Relations:
         Chief Financial Officer        Brad Cohen
         Koger Equity, Inc.             Integrated Corporate Relations, Inc.
         (561) 395-9666                 203-222-9013


                             Koger Equity Announces

             Acquisition of The Lakes on Post Oak in Houston, Texas

                        - Purchase Neutral to 2003 FFO -

     Boca Raton, Florida--November 14, 2002 -- Koger Equity, Inc. (NYSE:KE), a real estate investment trust (REIT), today announced a definitive agreement to acquire three properties in Houston, Texas for $102 million. The acquisition is expected to close by the end of 2002. The transaction will be financed utilizing project-level, non-recourse debt and the Company's line of credit.

     The three office buildings, known as the Lakes on Post Oak, are adjacent to the Houston Galleria Mall, which is currently undergoing a 700,000 square foot retail expansion. The properties, which were purchased at a projected discount to replacement cost of 50%, comprises 1.2 million of net rentable square feet with average occupancy of 75.5% as of September 30, 2002. Koger's acquisition of the properties will reunite three contiguous office properties that were originally built and owned by the Hines Company in the late 1970's and early 1980's. The Company believes the transaction will be neutral to 2003 funds from operations (FFO).

     Thomas J. Crocker, Chief Executive Officer of Koger Equity, "We are very pleased about the acquisition of the Lakes on Post Oak. It represents a great buy at substantially below replacement cost with upside derived from both our reunification of the asset and a significant physical upgrade we will undertake immediately."

     Estimates of future FFO per share are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are set forth as risk factors in the company's SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space to credit worthy tenants at current or anticipated rents; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company's ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


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     About Koger Equity, Inc.

     Koger Equity, Inc. owns and operates 121 office buildings, containing 7.7 million rentable square feet, located primarily in 15 suburban office projects in eight cities in the Southeastern United States. In addition, the Company manages for others 70 office buildings containing 3.4 million rentable square feet, located primarily in eight suburban office parks in five cities in the Southeastern and Southwestern United States.